Exhibit 10.15

Applied Therapeutics Inc.
545 Fifth Avenue, Suite 1400
New York, NY 10017
212.220.9319
www.appliedtherapeutics.com

CONFIDENTIAL

Steve Ortega

9 Bogert Avenue

White Plains, NY 10606

Dear Steve:

Applied Therapeutics Inc., a Delaware corporation (the “Company”), is pleased to offer you full time employment with the Company under the terms set forth in this offer letter (the “Offer Letter”), effective as of your start date with the Company. Your anticipated start date is February 1, 2021 or a date to be mutually agreed upon (such actual date of your commencement of employment shall be referred to herein as the “Start Date”).

1.Position; Duties. You will serve in the position of Chief Accounting Officer and will report to the Chief Financial Officer. During the term of your employment with the Company, you will devote your best efforts and substantially all of your business time and attention to the business of the Company, except for approved vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies. You will be responsible for directing the accounting and reporting operations, overseeing regulatory reporting, audit, controls and compliance and contributing to other customary support that a Chief Accounting Officer provides. By signing this Offer Letter, you confirm that by the time of hire you are under no contractual or other legal obligations that would prohibit you from performing your duties with the Company upon your Start Date.

2.Base Salary. You will receive a starting base salary at the rate of $300,000 per year, less standard payroll deductions and tax withholdings, which will be paid on the Company’s ordinary payroll cycle. Your base salary will be reviewed annually.

3.Annual Cash Bonuses. For each calendar year during your employment with the Company, commencing with the 2021 calendar year, you will be eligible to receive a discretionary annual cash performance bonus with a target amount equal to 25% of your base salary pro-rated and guaranteed for the 2020 calendar year. The discretionary annual bonus payments referenced in this paragraph will be paid to you no later than March 15 of the calendar year immediately following the applicable bonus year, subject to your continued active employment with the Company through the date of payment.

4.Equity Grants. The Company may grant you stock options, restricted stock units or a combination thereof (the “Equity Grant”) in an amount to be determined by the Board of Directors (the “Board”). The Equity Grant will be subject to all of the terms and conditions set forth in the Company’s 2019 Equity Incentive Plan (the “Plan”) and the applicable award agreement(s) or grant notice(s) covering the Equity Grant. The vesting terms of the Equity Grant will be determined by the Board in its sole discretion, although the Company typically provides for vesting of 25% of the Shares subject to the Equity Grant on the first anniversary of the grant date and the remaining 75% of the Shares subject to the Equity Grant in equal monthly installments over the following three years, subject in each case to your continued active employment with the Company through the applicable vesting date. The complete terms

Applied Therapeutics Inc.
545 Fifth Avenue, Suite 1400
New York, NY 10017
212.220.9319
www.appliedtherapeutics.com

and conditions of your Initial Equity Grant will be as set forth in the Plan and the award agreement(s) or grant notice(s) provided by the Company.

Subject to your continued employment with the Company, you may be eligible for additional equity grants in the future in the Board's sole discretion.

5.Employee Benefits. As a regular full-time employee of the Company, you will also be eligible to participate in the Company's standard employee benefits customarily available to employees, as in effect from time to time and subject to plan terms and generally applicable Company policies. Details about these benefit plans will be provided to you. In addition, the Company will pay you the cost of a monthly parking pass for parking near the Company's offices, subject to any Company-wide parking pass policy as may be in effect from time to time.

6.Confidential Information and Invention Assignment Agreement. You will be required, as a condition of your serving as Chief Accounting Officer to sign the Company's standard Employee Confidential Information and Inventions, Non-Solicitation and Non-Competition Assignment Agreement (the “Confidentiality Agreement”), which contains restrictive covenants and prohibits unauthorized disclosure of the Company's confidential information and trade secrets, among other obligations. In addition, you will be required to abide by the Company's policies and procedures, as modified from time to time within the Company's discretion.

7.Relationship. Your arrangement with the Company is for no specific period of time. Your employment with the Company will be "at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause, upon 30 days prior written notice.

8.Outside Activities/Non-Compete. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of the Company. In addition, while you render services to the Company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company. In addition, for a period of one year following your separation from the Company, you agree not to solicit and for a period of six months following your separation from the Company, you agree not to engage in any commercial relationship with/of, in each case, any employees, consultants or current or prospective shareholders, business partners or other business relationships or prospects of the Company; provided that the Company can waive some or all of these covenants in its sole and absolute discretion.

9.Withholding Taxes. All forms of compensation referred to in this Offer Letter are subject to applicable withholding and payroll taxes.

10.Entire Agreement. This Offer Letter, together with your Confidentiality Agreement, forms the complete and exclusive statement of your employment with the Company, and supersedes and replaces any prior understandings or agreements, whether oral, written or implied, between you and the Company regarding the matters described in this Offer Letter.

11.Governing Law. This Offer Letter shall be construed and enforced in accordance with the laws of the State of New York without regard to conflicts of law principles.

Applied Therapeutics Inc.
545 Fifth Avenue, Suite 1400
New York, NY 10017
212.220.9319
www.appliedtherapeutics.com

12.Counterparts. This Offer Letter may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

If you wish to accept this offer, please sign and date and return them to me. As required, by law, your agreement with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States as well as providing any necessary tax identification documentation the Company may request. This offer, if not accepted, will expire at the close of business on 1/25/2021.

Notwithstanding anything set forth in this Offer Letter to the contrary, the Company reserves the right to rescind or cancel this offer in its sole discretion at any time prior to the Start Date if the Company enters into negotiations with a third party purchaser, is acquired by a third party purchaser or otherwise determines that business conditions warrant rescission or cancellation of this offer, and in such event you shall not be entitled to receive any compensation hereunder (including pursuant to Paragraphs 2 through 6 hereof).

With the formalities covered, we are thrilled you are joining the team.

Very truly yours,

Applied Therapeutics Inc.

By:	/s/ Chuck Silberstein
Chuck Silberstein:
Chief Financial Officer:

ACCEPTED AND AGREED
By:	/s/ Steve Ortega
Steve Ortega